Exhibit 10.5

Execution Copy

AMENDED AND RESTATED

OMNIBUS AGREEMENT

among

TRANSMONTAIGNE INC.

TRANSMONTAIGNE GP L.L.C.

TRANSMONTAIGNE PARTNERS L.P.

TRANSMONTAIGNE OPERATING GP L.L.C.

and

TRANSMONTAIGNE OPERATING COMPANY L.P.

AMENDED AND RESTATED OMNIBUS AGREEMENT

THIS AMENDED AND RESTATED OMNIBUS AGREEMENT (“Restated Agreement”) dated as of December 31, 2007, but effective for all purposes as of January 1, 2008 (the “Effective Date”) is entered into by and among TransMontaigne Inc., a Delaware corporation (“TMG”), TransMontaigne GP L.L.C., a Delaware limited liability company (the “General Partner”), TransMontaigne Partners L.P., a Delaware limited partnership (the “Partnership”), TransMontaigne Operating GP L.L.C., a Delaware limited liability company (the “OLP GP”), and TransMontaigne Operating Company L.P., a Delaware limited partnership (the “Operating Partnership”).  The above-named entities are sometimes referred to in this Restated Agreement each as a “Party” and collectively as the “Parties.”

R E C I T A L S:

A.                                   The Parties have previously entered into an Omnibus Agreement, effective as of May 27, 2005.

B.                                     The Parties have previously amended the Omnibus Agreement by execution of the First Amendment to Omnibus Agreement dated October 31, 2005 (the “First Amendment”), the Second Amendment to Omnibus Agreement dated as of January 1, 2006 (the “Second Amendment”) and the Third Amendment to Omnibus Agreement effective as of December 29, 2006 (the “Third Amendment”; the Omnibus Agreement, as amended by the First Amendment, the Second Amendment and the Third Amendment, the “Original Agreement”).

C.                                     The Partnership has entered into a Facilities Sale Agreement dated as of December 28, 2007 (the “FSA”) with TransMontaigne Product Services Inc. (“TPSI”) to purchase certain refined petroleum product terminals and related truck loading, marine dock facilities and other assets comprising the Southeast Terminals and the Collins/Purvis Terminal (collectively, the “Facilities”) from TPSI (the “Transaction”), which Transaction is anticipated to close on or about December 31, 2007 (the “FSA Closing Date”).

D.                                    Pursuant to the Original Agreement, TMG agreed to provide management, legal, accounting and tax services (the “Services”) to the Partnership from and after the effective date of the Original Agreement, as well as provide personnel to operate certain assets (as defined therein).

E.                                      In conjunction with the Transaction, the Parties desire to amend and restate the Original Agreement in its entirety.

ARTICLE I
Definitions

1.1          Definitions.

As used in this Restated Agreement, the following terms shall have the respective meanings set forth below:

“Administrative Fee” is defined in Section 2.1(a).

“Affiliate” is defined in the Partnership Agreement.

“Applicable Period” is defined in Section 2.1(a).

“Asset Exchange Transactions” means any transaction in which a TMG Entity and a third party exchange terminaling assets or other tangible assets.

“Assets” means (a) all assets owned by the Partnership Group prior to or on the FSA Closing Date, including any such assets held by a Person whose ownership interests are transferred by the TMG Entities to the Partnership Group prior to or on the FSA Closing Date by means of operation of law or otherwise, (b) the Option Assets from and after the consummation of the purchase by the Partnership of the Option Assets pursuant to Article III hereof, and (c) assets acquired or constructed by the Partnership Group during the Applicable Period from and after such time as TMG and the General Partner, on behalf of the Partnership Group and with the concurrence of the Conflicts Committee, establish a revised Administrative Fee in accordance with Section 2.1(a) hereof and revised Insurance Reimbursement in accordance with Section 2.1(c) hereof.

 “Cause” is defined in the Partnership Agreement.

“Common Units” is defined in the Partnership Agreement.

“Conflicts Committee” is defined in the Partnership Agreement.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Effective Date” is defined in introductory paragraph of this Restated Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facilities” is defined in Recital C.

“FSA Closing Date” is defined in Recital C.

“General Partner” is defined in the introductory paragraph of this Restated Agreement.

“Insurance Reimbursement” is defined in Section 2.1(c).

“In-Service Date” is defined in Section 3.1(b).

“Limited Partner” is defined in the Partnership Agreement.

“MSCG” means Morgan Stanley Capital Group Inc.

“OLP GP” is defined in the introductory paragraph of this Restated Agreement.

“Operating Partnership” is defined in the introductory paragraph of this Restated Agreement.

“Option” is defined in Section 3.1(a).

“Option Assets” is defined in Section 3.1(a).

“Option Term Sheet” is defined in Section 3.2(a).

“Original Agreement” is defined in Recital B.

“Partnership” is defined in the introductory paragraph of this Restated Agreement.

“Partnership Acceptance Deadline” is defined in Section 4.2(b).

“Partnership Acquisition Proposal” is defined in Section 4.2(a).

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P., dated as of May 27, 2005, as such agreement is in effect on the FSA Closing Date, to which reference is hereby made for all purposes of this Restated Agreement.  No amendment or modification to the Partnership Agreement subsequent to the FSA Closing Date shall be given effect for the purposes of this Restated Agreement unless consented to by each of the Parties to this Restated Agreement.

“Partnership Disposition Notice” is defined in Section 4.2(a).

“Partnership Entities” means the General Partner and each member of the Partnership Group; and “Partnership Entity” means any of the Partnership Entities.

“Partnership Group” means the Partnership, the OLP GP, the Operating Partnership and any Subsidiary of any such Person, treated as a single consolidated entity; and “Partnership Group Member” means any member of the Partnership Group.

“Partnership Offer Price” is defined in Section 4.2(a).

“Partnership Terminaling Agreement Notice” is defined in Section 4.2(c).

“Partnership Terminaling Agreement Proposal” is defined in Section 4.2(c).

“Party” and “Parties” are defined in the introductory paragraph of this Restated Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan” is defined in Section 2.1(b).

“Proposed Option Price” is defined in Section 3.2(b).

“Proposed Transferee” is defined in Section 4.1(a).

“Proposed Customer” is defined in Section 4.1(a).

“Restated Agreement” is defined in the introductory paragraph hereof.

“ROFR Assets” is defined in Section 4.1(c).

“ROFR Services” is defined in Section 4.1(c).

“Services” is defined in Section 2.1(a).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Terminaling Services Agreement” means the Terminaling Services Agreement — Southeast and Collins/Purvis, dated as of January 1, 2008, entered into by and between, the Partnership, on behalf of itself and its affiliates (as defined therein), and MSCG.

“TMG” is defined in the introductory paragraph of this Restated Agreement.

“TMG Acceptance Deadline” is defined in Section 4.2(a).

“TMG Acquisition Proposal” is defined in Section 4.2(b).

“TMG Disposition Notice” is defined in Section 4.2(b).

“TMG Entities” means TMG and any Person controlled, directly or indirectly, by TMG other than the Partnership Entities; and “TMG Entity” means any of the TMG Entities.

“TMG Offer Price” is defined in Section 4.2(b).

“Transfer”, including the correlative terms “Transferring” or “Transferred”, means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law) of any assets, property or rights.

“Units” is defined in the Partnership Agreement.

“Voting Securities” means securities of any class of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

ARTICLE II
Services

2.1          General.

(a)           During the period commencing on the Effective Date and terminating on the earlier to occur of the TMG Entities ceasing to control the General Partner or December 31, 2014 (subject to the extension provisions set forth in paragraph (e) below, the “Applicable Period”), the Partnership shall pay the TMG Entities an administrative fee (the “Administrative Fee”) of $10,030,000 per year, payable in arrears in equal monthly installments beginning in January 2008, for the provision by the TMG Entities for the Partnership Group’s benefit of certain corporate staff and support services during the Applicable Period (the “Services”).  The Services will be substantially identical in nature and quality to the services of such type previously provided by the TMG Entities in connection with their management and operation of the Assets during the one-year period prior to the Effective Date.  During the Applicable Period, the Partnership Group will satisfy all of its needs for Services through the TMG Entities.  TMG may increase the Administrative Fee each calendar year effective commencing on the one-year anniversary of the Effective Date by an amount up to the product of the then-current Administrative Fee multiplied by the percentage increase, if any, from the immediately preceding year in the Consumer Price Index — All Urban Consumers, U.S. City Average, Not Seasonally Adjusted.  If the Partnership or any other Partnership Group Member acquires or constructs additional assets during the Applicable Period, then TMG shall propose a revised Administrative Fee covering the provision of Services for such additional assets.  If the General Partner, on behalf of the Partnership Group and with the concurrence of the Conflicts Committee, agrees to such revised Administrative Fee, the TMG Entities, as applicable, shall provide Services for the additional assets pursuant to the terms set forth herein. Notwithstanding the foregoing, the Services shall not include any services that are outsourced by the TMG Entities to third parties.  The payment for any outsourced services shall be subject to Section 2.1(f)(v).

(b)           During the Applicable Period, the Partnership shall pay the TMG Entities no less than $1.5 million as a reimbursement for incentive payment grants to key employees of the TMG Entities under the TransMontaigne Services Inc. Savings and

Retention Plan (the “Plan”), provided that (i) no less than $1.5 million of the aggregate amount of such awards will be allocated to an investment fund indexed to the performance of the Partnership’s Common Units, and (ii) the General Partner’s Compensation Committee with the concurrence of the Conflicts Committee shall review and approve the allocation of awards among participants in the Plan to assure that an adequate portion of such awards are allocated to certain key employees who perform services to or for the benefit of the Partnership Group and deemed invested in an investment fund indexed to the performance of the Partnership’s common units.

(c)           During the Applicable Period, the Partnership shall pay the TMG Entities an insurance reimbursement (the “Insurance Reimbursement”) of $2,850,000 per year, payable in arrears in equal monthly installments beginning in January 2008, for insurance premiums with respect to the Assets. The TMG Entities may increase the Insurance Reimbursement at any time in accordance with increases in the premiums or fees payable under the applicable insurance policies.  If the Partnership or any other Partnership Group Member acquires or constructs additional assets during the Applicable Period, TMG shall propose a revised Insurance Reimbursement covering insurance premiums for such additional assets.  If the General Partner, on behalf of the Partnership Group and with the concurrence of the Conflicts Committee, agrees to such revised Insurance Reimbursement, the TMG Entities shall procure insurance coverage for the additional assets pursuant to the terms set forth herein.

(d)           On each anniversary of the Effective Date during the Applicable Period, the Partnership will have the right to submit to TMG a proposal to reduce the amount of the Administrative Fee for that year if the Partnership believes, in good faith, that the Services performed by the TMG Entities for the year in question do not justify payment of the full Administrative Fee for that year.  If the Partnership submits such a proposal to TMG, TMG agrees that it will negotiate in good faith with the Partnership to determine if the Administrative Fee for that year should be reduced and, if so, by how much.

(e)           In the event MSCG elects to extend the Terminaling Services Agreement for the Renewal Term (as defined therein) and provides written notice to the Partnership of such election prior to December 31, 2013 in accordance with Section 7 of Attachment “A” to the Terminaling Services Agreement, then the Applicable Period, at the option of the Partnership with the concurrence of the Conflicts Committee, may be extended for an additional period of seven years from and after December 31, 2014, upon no less than 90 days prior written notice to TMG.  Absent the receipt of the Partnership’s notice to extend the Applicable Period, or in the event MSCG elects not to extend the Terminaling Services Agreement for the Renewal Term (or fails to provide notice of its election to extend the Terminaling Services Agreement for the Renewal Term in accordance with Section 7 of Attachment “A” to the Terminaling Services Agreement), the Applicable Period shall terminate in accordance with Section 2.1(a).  Following the expiration of the Applicable Period, the General Partner will determine the amount of corporate staff and support expenses and insurance premium expenses that are properly allocable to the Partnership Group in accordance with the terms of the Partnership Agreement.

(f)                                    The Administrative Fee shall not include and the Partnership Group shall reimburse the TMG Entities for:

(i)            wages and salaries of employees of any TMG Entity, to the extent, but only to the extent, such employees perform services for the Partnership Group on-site at any Asset;

(ii)           the cost of employee benefits relating to employees of any TMG Entity, such as 401(k), pension, and health insurance benefits, to the extent, but only to the extent, such employees perform services for the Partnership Group on-site at any Asset;

(iii)          out-of-pocket costs and expenses incurred by the TMG Entities on behalf of the Partnership Group, including the incremental general and administrative expenses of the Partnership’s status as a public company, such as K-1 preparation, external audit, internal audit, transfer agent and registrar, legal, printing, unitholder reports, and other costs and expenses;

(iv)          all sales, use, excise, value added or similar taxes, other than taxes measured by income, if any, that may be applicable from time to time in respect of the Services; and

(v)           any services (including with respect to the forgoing clauses (i)-(iv)) that are outsourced by the TMG Entities to third parties with the concurrence of the Conflicts Committee.

ARTICLE III
Purchase Options

3.1          Option to Purchase Certain Assets Retained by the TMG Entities.

(a)                                  Subject to Section 3.1(d), TMG, on behalf of itself and the other TMG Entities, hereby grants to the Partnership an exclusive option (the “Option”) to purchase all of the TMG Entities’ right, title and interest in and to the refined product terminal complex located in Pensacola, Florida (the “Option Assets”).  Any tangible assets received by a TMG Entity in an Asset Exchange Transaction in exchange for any of the Option Assets described above will be subject to the Option described in this Section 3.1.  For the avoidance of doubt, the Option Assets do not include the TMG Entities’ (i) tug and barge operations, (ii) supply, distribution and marketing businesses, (iii) proprietary pipeline receipt and delivery system at the Port Everglades (North) and Port Everglades (South) terminals, and (iv) the refined product terminal located in Rensselaer, New York.

(b)                                 The Option will be exercisable for a period of two years commencing on the date on which the Option Assets are first put into commercial service following completion of construction and testing (the “In-Service Date”).   Promptly

following the In-Service Date, TMG shall notify the Partnership in writing of the Option exercise period.

(c)           TMG shall cause each other TMG Entity to comply with the terms of this Article III.

(d)           The Parties acknowledge that any potential Transfer of the Option Assets pursuant to this Article III shall be subject to and conditioned on obtaining any and all necessary consents of the TMG Entities’ respective shareholders, noteholders and other securityholders, governmental authorities, lenders and other third parties.

3.2          Procedures.

(a)           The General Partner shall notify TMG in writing during the Option exercise period that either (i) the General Partner has elected, with the approval of the Conflicts Committee, not to cause a Partnership Group Member to exercise such Option, in which case the TMG Entities may own, operate or Transfer the Option Assets subject to the Option without any further obligation to offer such Option Assets to the Partnership (including pursuant to Article IV), or (ii) the General Partner, with the approval of the Conflicts Committee, wishes to cause a Partnership Group Member to exercise the Option, subject to the negotiation of the terms of the exercise of such Option pursuant to the provisions of Section 3.2(b).  If during the exercise period the General Partner notifies TMG that it wishes to cause a Partnership Group Member to exercise the Option, then within 45 days after such notification, TMG shall submit a term sheet (an “Option Term Sheet”) to the General Partner containing the fundamental terms (other than purchase price) on which it would be willing to sell (or to cause another TMG Entity to sell) the Option Assets, including any proposed commitments from the TMG Entities, if any.

(b)           Within 45 days after delivery of the Option Term Sheet, the General Partner shall submit to TMG, on behalf of the Partnership and with the concurrence of the Conflicts Committee, the cash purchase price (the “Proposed Option Price”) it is willing to cause a Partnership Group Member to pay for the Option Assets.  Thereafter, TMG and the Conflicts Committee shall negotiate the terms of the purchase and sale in good faith for 60 days.  If TMG and the Conflicts Committee are unable to agree on such terms during such 60-day period, TMG may attempt to sell the Option Assets to a person who is not an Affiliate of TMG within six months of the termination of such 60-day period, provided that the purchase price for such Option Assets may not be less than 105% of the Proposed Option Price and otherwise shall be on terms that are not materially more favorable to the proposed purchaser than the terms specified in the Option Term Sheet submitted by TMG pursuant to Section 3.2(a) with respect to the Option Assets, in each case as determined by written resolution of the Board of Directors of TMG.  If no sale to a non-Affiliate occurs within such six-month period, the General Partner shall have the right (but not the obligation) to cause, on behalf of the Partnership and with the concurrence of the Conflicts Committee, a Partnership Group Member to purchase the Option Assets at the Proposed Option Price and otherwise upon the terms specified in the Option Term Sheet.  The General Partner shall notify TMG of its intent to cause a Partnership Group Member to purchase the Option Assets at the Proposed Option Price within 45 days of the expiration of such six-month period or such earlier date on which TMG notifies the General Partner that it will no longer pursue a sale to a non-Affiliate.  If the General Partner either (A) fails to respond within such 45-day period or (B) rejects the opportunity by written notice of the General Partner, with the approval of the Conflicts Committee, to TMG, then the TMG Entities may own, operate or Transfer the Option Assets without any further obligation to offer the Option Assets to the Partnership (including pursuant to Article IV).

(c)           If requested by the General Partner, TMG shall use commercially reasonable efforts to obtain financial statements with respect to the Option Assets purchased by a Partnership Group Member as required under Regulation S-X promulgated by the Securities and Exchange Commission or any successor statute.

ARTICLE IV
Rights of First Refusal

4.1          Rights of First Refusal.

(a)           Subject to Section 4.1(c), for so long as a TMG Entity controls the General Partner, the Partnership hereby grants to TMG, on behalf of itself and the other TMG Entities, a right of first refusal on any proposed Transfer (other than a grant of a security interest to a bona fide third party lender or a Transfer to another Partnership Group Member) of assets held by a Partnership Group Member; provided, that TMG agrees to pay or to cause such other TMG Entity to pay no less than 105% of the purchase price offered by a bona fide third party prospective acquiror (a “Proposed Transferee”).  In addition, subject to Section 4.1(c), for so long as a TMG Entity controls the General Partner, the Partnership hereby grants to the TMG Entities a right of first refusal with respect to having the exclusive use of any petroleum product tankage capacity that (i) is put into commercial service (including any previously out of service tanks, refurbished tanks or newly constructed tanks that are put into service) at any time and from time to time on and after the Effective Date, or (ii) was subject to a terminaling services agreement as of the Effective Date that expires or is terminated subsequent to the Effective Date (excluding any contract which is renewable solely at the option of the customer); provided, that TMG agrees to pay or to cause another TMG Entity to pay no less than 105% of the fees for terminaling services offered by a proposed terminal customer (a “Proposed Customer”).

(b)           Subject to Section 4.1(c), for so long as a TMG Entity controls the General Partner, TMG, on behalf of itself and the other TMG Entities, hereby grants to the Partnership a right of first refusal on any proposed Transfer (other than a grant of a security interest to a bona fide third party lender, a Transfer to another TMG Entity or a Transfer consummated pursuant to an Asset Exchange Transaction) of any Option Asset prior to the exercise period of the applicable Option with respect thereto; provided, in each case, that the Partnership agrees to pay, or to cause another Partnership Group Member to pay, no less than 105% of the purchase price offered by a Proposed Transferee.

(c)           The Parties acknowledge that any potential Transfer of assets pursuant to this Article IV (such assets, the “ROFR Assets”) or any potential agreement for the use of any of the petroleum product tankage capacity described in Section 4.1(a) by a Proposed Customer (the “ROFR Services”) shall be subject to, conditioned on obtaining any and all necessary consents of equityholders, noteholders or other securityholders, governmental authorities, lenders or other third parties.  Any tangible assets received by a TMG Entity in an Asset Exchange Transaction in exchange for any of the ROFR Assets described in paragraph (b) above will be subject to the provisions of this Section 4.1.

4.2          Procedures.

(a)           If a Partnership Group Member proposes to Transfer any ROFR Assets to a Proposed Transferee (a “Partnership Acquisition Proposal”), then the General Partner shall promptly give written notice (a “Partnership Disposition Notice”) thereof to TMG.  The Partnership Disposition Notice shall set forth the following information in respect of the proposed Transfer:  (i) the name and address of the Proposed Transferee, (ii) the ROFR Asset(s) subject to the Partnership Acquisition Proposal, (iii) the purchase price offered by such Proposed Transferee (the “Partnership Offer Price”), (iv) reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow TMG to reasonably determine the fair value of such non-cash consideration, (v) the General Partner’s estimate of the fair value of any non-cash consideration, and (vi) all other material terms and conditions of the Partnership Acquisition Proposal that are then known to the General Partner.  To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash), the Partnership Offer Price shall be deemed equal to the amount of any such cash plus the fair value of such non-cash consideration.  If TMG determines that it wishes to, or wishes to cause another TMG Entity to, purchase the applicable ROFR Assets on the terms set forth in the Partnership Disposition Notice (subject to the provisos set forth in Section 4.1(a), including without limitation the requirement therein to pay 105% of the purchase price specified in the Partnership Disposition Notice), it will deliver notice thereof to the General Partner within 45 days after the General Partner’s delivery of the Partnership Disposition Notice (the “TMG Acceptance Deadline”).  Failure to provide such notice within such 45-day period shall be deemed to constitute a decision not to purchase the applicable ROFR Assets, and TMG shall be deemed to have waived its rights with respect to such proposed disposition of the applicable ROFR Assets, but not with respect to any future offer of such ROFR Assets.  If the Transfer by the Partnership Group Member to the Proposed Transferee is not consummated in accordance with the terms of the Partnership Acquisition Proposal within the later of (A) 180 days after the TMG Acceptance Deadline, and (B) 10 days after the satisfaction of all consent, governmental approval or filing requirements, if any, the Partnership Acquisition Proposal shall be deemed to lapse, and the Partnership Group Member may not Transfer any of the ROFR Assets described in the Partnership Disposition Notice without complying again with the provisions of this Article IV if and to the extent then applicable.

(b)           If a TMG Entity proposes to Transfer any ROFR Assets to a Proposed Transferee (a “TMG Acquisition Proposal”), then TMG shall promptly give written notice (a “TMG Disposition Notice”) thereof to the General Partner.  The TMG Disposition Notice shall set forth the following information in respect of the proposed Transfer:  (i) the name and address of the Proposed Transferee, (ii) the ROFR Asset(s) subject to the TMG Acquisition Proposal, (iii) the purchase price offered by such Proposed Transferee (the “TMG Offer Price”), (iv) proposed throughput arrangements, if any, (v) reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow the General Partner to reasonably determine the fair value of such non-cash consideration, (vi) TMG’s estimate of the fair value of any non-cash consideration, and (vii) all other material terms and conditions of the TMG Acquisition Proposal that are then known to TMG.  To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash) the TMG Offer Price shall be deemed equal to the amount of any such cash plus the fair value of such non-cash consideration.  No later than 45 days after TMG’s delivery of the TMG Disposition Notice (the “Partnership Acceptance Deadline”), the General Partner shall notify TMG in writing that either (i) the General Partner has elected, with the approval of the Conflicts Committee, not to cause a Partnership Group Member to purchase the applicable ROFR Assets on the terms set forth in the TMG Disposition Notice (subject to the proviso set forth in Section 4.1(b), including without limitation the requirement therein to pay 105% of the purchase price specified in the TMG Disposition Notice), in which case the TMG Entities may own, operate or Transfer the applicable ROFR Assets without any further obligation to offer such ROFR Assets to the Partnership, other than any re-offer of the same ROFR Assets pursuant to the terms set forth in this paragraph (b) below, or (ii) the General Partner has elected to cause a Partnership Group Member to purchase the applicable ROFR Assets on the terms set forth in the TMG Disposition Notice (subject to the proviso set forth in Section 4.1(b), including without limitation the requirement therein to pay 105% of the purchase price specified in the TMG Disposition Notice).  If the Transfer by the TMG Entity to the Proposed Transferee is not consummated in accordance with the terms of the TMG Acquisition Proposal within the later of (A) 180 days after the Partnership Acceptance Deadline, and (B) 10 days after the satisfaction of all consent, governmental approval or filing requirements, if any, the TMG Acquisition Proposal shall be deemed to lapse, and the TMG Entity may not Transfer any of the ROFR Assets described in the TMG Disposition Notice without complying again with the provisions of this Article IV if and to the extent then applicable.

(c)           If a Partnership Group Member proposes to provide any ROFR Services to a Proposed Customer (a “Partnership Terminaling Agreement Proposal”), then the General Partner shall promptly give written notice (a “Partnership Terminaling Agreement Notice”) thereof to TMG.  The Partnership Terminaling Agreement Notice shall set forth the following information in respect of the proposed ROFR Services:  (i) the name and address of the Proposed Customer, (ii) the tankage subject to the Partnership Terminaling Agreement Proposal, (iii) the terminaling and other fees to be paid by the Proposed Customer, (iv) the proposed terms of the terminaling agreement with the Proposed Customer and (v) any other material terms and conditions of the Partnership Terminaling Agreement Proposal that are then known to the General Partner.  If TMG determines that it wishes to, or wishes to cause another TMG Entity to, utilize the ROFR Services on terms substantially similar to those set forth in the Partnership Terminaling Agreement Notice, it will deliver notice thereof to the General Partner within ten days after the General Partner’s delivery of the Partnership Terminaling Agreement Notice.  Failure to provide such notice within such ten-day period shall be deemed to constitute a decision not to utilize the proposed ROFR Services set forth in such Notice, and TMG shall be deemed to have waived its rights with respect to the ROFR Services specified in the notice, but not with respect to any future offer of ROFR Services with respect to the same tankage covered in the Partnership Terminaling Agreement Notice or any other tankage.  For avoidance of doubt, the Partnership shall provide TMG with a Partnership Terminaling Agreement Notice in respect of any tankage that becomes or is available to any Proposed Customer at any time and from time to time during the Applicable Period.

(d)           If requested by the transferee Party, the transferor Party shall use commercially reasonable efforts to obtain financial statements with respect to any ROFR Assets Transferred pursuant to this Article IV as required under Regulation S-X promulgated by the Securities and Exchange Commission or any successor statute.  TMG and the Partnership Group shall cooperate in good faith in obtaining all necessary consents of equityholders, noteholders or other securityholders, governmental authorities, lenders or other third parties.

ARTICLE V

Miscellaneous

5.1                               Choice of Law; Submission to Jurisdiction.  This Restated Agreement shall be subject to and governed by the laws of the State of Colorado, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Restated Agreement to the laws of another state.  Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Colorado and to venue in Denver, Colorado.

5.2                               Notice.  All notices or requests or consents provided for by, or permitted to be given pursuant to, this Restated Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party.  Notice given by personal delivery or mail shall be effective upon actual receipt.  Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.  All notices to be sent to a Party pursuant to this Restated Agreement shall be sent to or made at the address set forth below such Party’s signature to this Restated Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.2.

                                if to the TMG Entities:

TransMontaigne Inc.

1670 Broadway

Suite 3100

Denver, Colorado 80202

Attention:  President

Fax:  303-626-8228

if to the Partnership Entities:

TransMontaigne Partners L.P.

c/o TransMontaigne GP L.L.C.

1670 Broadway

Suite 3100

Denver, Colorado 80202

Attention:  President

Fax:  303-626-8228

5.3          Entire Agreement.  This Restated Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

5.4          Termination.  Notwithstanding any other provision of this Restated Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, this Restated Agreement may immediately thereupon be terminated by TMG.

5.5          Amendment or Modification.  This Restated Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Restated Agreement that the General Partner determines will adversely affect the holders of Common Units.  Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Restated Agreement.

5.6          Assignment.  No Party shall have the right to assign any of its rights or obligations under this Restated Agreement without the consent of the other Parties hereto.

5.7          Counterparts.  This Restated Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

5.8          Severability.  If any provision of this Restated Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Restated Agreement shall remain in full force and effect.

5.9          Further Assurances.  In connection with this Restated Agreement and all transactions contemplated by this Restated Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Restated Agreement and all such transactions.

5.10        Representations and Warranties.  Each Party represents and warrants that this Restated Agreement has been duly authorized, executed and delivered by it and that this Restated Agreement constitutes its legal, valid, binding and enforceable obligation, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

5.11        Rights of Limited Partners.  The provisions of this Restated Agreement are enforceable solely by the Parties to this Restated Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Restated Agreement or to compel any Party to this Restated Agreement to comply with the terms of this Restated Agreement.

IN WITNESS WHEREOF, the Parties have executed this Restated Agreement on December 31, 2007, and effective as of January 1, 2008.

TRANSMONTAIGNE INC.

By:	/s/ Erik B. Carlson
	Name:	Erik B. Carlson
	Title:	Senior Vice President

TRANSMONTAIGNE GP L.L.C.

By:	/s/ Randall J. Larson
	Name:	Randall J. Larson
	Title:	Chief Executive Officer

TRANSMONTAIGNE PARTNERS L.P.

By TransMontaigne GP L.L.C.
Its General Partner

By:	/s/ Randall J. Larson
	Name:	Randall J. Larson
	Title:	Chief Executive Officer

TRANSMONTAIGNE OPERATING GP L.L.C.

By:	/s/ Randall J. Larson
	Name:	Randall J. Larson
	Title:	Chief Executive Officer

TRANSMONTAIGNE OPERATING COMPANY L.P.

By TransMontaigne Operating GP L.L.C.
Its General Partner

By:	/s/ Randall J. Larson
	Name:	Randall J. Larson
	Title:	Chief Executive Officer